Exhibit 107

Calculation of Filing Fee Tables Form F-3

(Form Type)

HIGHWAY HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.01 par value per share (2)	—	—		—		—		—	—	—	—	—	—
	Other	Warrants	—	—		—		—		—	—	—	—	—	—
	Other	Units (4)	—	—		—		—		—	—	—	—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	—	(3)	—	(3)	$15,000,000	(3)	0.00011020	$1,653.00	—	—	—	—
Fees Previously Paid	—	—	—	—		—		—		—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—		—	—	—	—	—	—
	Total Offering Amounts							$15,000,000			$1,653.00
	Total Fees Previously Paid										$0
	Total Fee Offsets										$0
	Net Fee Due										$1,653.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment.

(2)	Each common share issued under this registration statement prior to the termination of a Rights Agreement dated as of May 8, 2018, as it may be amended from time to time, between the registrant and the rights agent named therein, includes a Series A Preferred Share purchase right that trades with the common shares. The value, if any, attributable to this right is reflected in the market price of common shares. Prior to the occurrence of certain events, none of which has occurred as of the date of this registration statement, the rights are not exercisable or evidenced separately from the common shares.

(3)	There are being registered under this registration statement such indeterminate number of common shares, warrants and units of the Registrant as shall have an aggregate initial offering price not to exceed $15,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering prices per unit or security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this registration statement. The amount of each class of securities being registered under this registration statement is not specified pursuant to General Instruction II.C of Form F-3 under the Securities Act.

(4)	Consisting of some or all of the classes of securities listed above, in any combination, including common shares and warrants.